Exhibit (a)(5)

TRANSFER & ASSIGNMENT OF SHARES

TO: Wells Capital, Inc., as transfer agent for Piedmont Office Realty Trust, Inc.:

_____________________________________________ (Current Investor’s Name – the “Transferor”), a resident of ____________________________, does hereby transfer and assign to (New Investor’s Name) MIRELF III REIT Investments, LLC (the “Transferee”) ________________ shares (state “All” or indicate number of shares if transaction is a partial transfer; percentage of shares will not be accepted) of Common Stock (the “Shares”) of Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Company”).

NOTICES

1. Shares may be transferred only by the record owner in person or by its duly authorized agent or attorney upon completion of all forms obtained from the Company duly executed, delivery of the forms and such other documents as the Company may require to the Company, and payment in full for the Shares and any applicable transfer tax. The transfer of Shares is subject to all the limitations and restrictions contained in the Company’s Second Articles of Amendment and Restatement, as amended (the “Charter”), and Bylaws, as amended (together with the Charter, the “Company Documents”), including compliance with applicable state and federal securities and tax laws.

2. No transfer or assignment of Shares for value shall be made unless the Transferee (a)(i) has a net worth (exclusive of home, home furnishings, and automobiles) of $150,000 or more or (ii) has a net worth (as described above) of at least $45,000, and had during the last tax year and estimates that Transferee will have during the current tax year a minimum of $45,000 annual gross income and (b) meets any higher suitability requirements imposed by Transferee’s state of primary residence or otherwise, as set forth in the Company’s Prospectus dated July 26, 2002, as supplemented (the “Prospectus”) under “Suitability Standards.” In the case of transfers for value to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the Shares if such person is the fiduciary, or by the beneficiary of the account.

3. No transfer or assignment of any Shares shall be made if counsel for the Company is of the opinion that such transfer or assignment would be in violation of any state securities or “Blue Sky” laws (including investment suitability standards) applicable to the Company. If this would be the case as a result of this transfer, the Company will return this form and advise you of the reason that the transfer is void.

4. The Shares are subject to restrictions on Beneficial Ownership, Constructive Ownership, and Transfer for the purpose of the Company’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Charter:

(a) no Person may Beneficially Own or Constructively Own shares of the Company’s Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Company; (b) no Person may Beneficially Own or Constructively Own shares of the Company’s Preferred Stock in excess of 9.8% of the value of the total outstanding shares of Preferred Stock of the Company; (c) no Person may Beneficially Own or Constructively Own Equity Shares that would result in the Company being “closely held” under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; (d) other than as provided in the Company’s charter, no Person may Transfer Equity Shares if such Transfer would result in the Equity Shares of the Company being owned by fewer than 100 Persons; and (e) no Person shall Transfer Equity Shares if such Transfer would (i) cause the Company to own an interest in a tenant or the Operating Partnership’s real property that is described in Section 856(d)(2)(B) of the Code and (ii) cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code. Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Equity Shares which causes or will cause a Person to Beneficially Own or Constructively Own Equity Shares in excess or in violation of the above limitations must immediately notify the Company. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this paragraph have the meanings defined in the charter of the Company, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder or prospective holder of Equity Shares of the Company on request and without charge.

5. The transfer of the Shares is not effective until registration of the transfer on the books of the Company.

6. The Shares are subject in all respects to and are governed by the Company Documents.

7. The interest being acquired by the Transferee and retained by the Transferor, if any, must be at least the minimum number of shares of Common Stock required under “Suitability Standards” in the Prospectus unless such transfer is made by gift, inheritance, intra-family transfer, family dissolution, operation of law, or to affiliates.

TRANSFEREE REPRESENTATIONS

The Transferee hereby represents and warrants to the Company as follows:

1. Transferee accepts and agrees to be bound by the terms and conditions of the Company’s Charter and Bylaws.

2. Transferee has received a copy of the Company’s Prospectus.

3. If the transfer is for value, Transferee has reached the age of majority in Transferee’s state of primary residence.

4. If the transfer is for value, Transferee (a)(i) has a net worth (exclusive of home, home furnishings, and automobiles) of $150,000 or more or (ii) has a net worth (as described above) of at least $45,000 and had during the last tax year and estimates that Transferee will have during the current tax year a minimum of $45,000 annual gross income and (b) meets any higher suitability requirements imposed by Transferee’s state of primary residence or otherwise, as set forth in the Prospectus under “Suitability Standards.”

5. Transferee is receiving the Shares for Transferee’s own account or in a fiduciary capacity and not as an agent for another.

6. If Transferee is acting in a representative capacity for a corporation, partnership, trust, or other entity, Transferee has full authority to execute this Transfer and Assignment in such capacity.

7. Transferee acknowledges that there is no public market for the Shares, and thus, Transferee’s investment in the Shares is not liquid.

Transferor hereby directs the Company or its agent to register the transfer of the Shares from the Transferor to the Transferee on the books of the Company.

Dated as of this _________day of _____________, 2009

TRANSFEROR INFORMATION (Current Investor)

Medallion Signature Guarantee(s):

Signature of Current Investor or Trustee

Print Name of Current Investor or Trustee

Capacity (Full Title) of Current Investor or Trustee*

Signature of Joint Investor(s) or Trustee(s)

Print Name of Joint Investor(s) or Trustee(s)

Capacity (Full Title) of Joint Investor(s) or Trustee(s)*

Piedmont Account Number:
Custodial Account Number (if applicable):

* If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-in-fact, agent(s), officer(s) of a corporation, or another acting in fiduciary or representative capacity, please indicate the capacity (full title) in which you are signing.